Exhibit 99.1

                                  [LETTERHEAD]
                                Human BioSystems


July 19, 2005

Re:Human BioSystems Common Stock

Dear Human BioSystems Reg S Shareholder:

It has come to our attention that Reg S shares of the common stock of Human BioSystems, a California corporation ("HBS"), may have been sold without the authorization of HBS. The unauthorized issuance of HBS shares may have tainted the market for those HBS shares previously issued under Regulation S under the United States Securities Act of 1933, as amended, and currently trading under WKN#164580 the ("Reg S Stock").

In order to halt these unauthorized issuances, we are undertaking an exchange offer (the "Offer") to exchange one share of HBS common stock (the "New Stock") for each share of Reg S Stock outstanding before or upon the de-listing date (the "Record Date") when the Reg S Stock is no longer tradable. Each share of New Stock will be registered no later than six months from the date hereof for trading on the United States Over-the-Counter Bulletin Board market (the "OTCBB").

In order to accept the Offer, you must return your Reg S stock to HBS, together with a copy of the brokerage account receipt showing the date of purchase and the number of shares of Reg S stock purchased. Please instruct your broker/bank to send your Reg S shares electronically to:

                            Account No. 725422-75-1
                      For the benefit of Human BioSystems
                                 Credit Suisse
                               Bahnhofstrasse 17
                                    CH-6301
                                Zug, Switzerland

Please fax your brokerage account receipt to Human BioSystems at (650) 327-8658, indicating the name of the holder of the Reg S Stock and the number of shares held. If possible please also include your telephone and fax number, and your email address so that we may communicate with you if there are questions.

THIS EXCHANGE OFFER EXPIRES ON DECEMBER 29, 2005. Human BioSystems reserves the right to refuse to exchange any Reg S Stock of unauthorized origin. Upon receipt of the Reg S Stock and documentation indicating the purchase of authorized Reg S Stock, we will send you a certificate for the same number of shares of New Stock within 30 business days. If shares of Reg S Stock, together with the required documentation, are not tendered for exchange by December 29, 2005, they will no longer be exchangeable for New Stock. In addition, as we plan to de-list the Reg S Stock from trading on all German stock exchanges as soon as possible following this news release, the Reg S Stock will no longer be tradeable effective immediately upon such de-listing.

This Exchange Offer will also be submitted to Clearstream for distribution so that we may reach as many Reg S Shareholders as possible.

Thank you for your investment in and support of Human BioSystems. Due to your investment, we have made significant progress toward achieving our goals to date.

Please contact me if you have any questions or comments regarding this matter.

Very truly yours,


/s/ Harry Masuda
___________________________
    Harry Masuda
    President and CEO

cc:Cathryn S. Gawne, Esq.
Mr. Karsten Behrens Facsimile No.:  41 219 222 473
Clearstream